Exhibit 10.1

Commercial Paper Dealer Agreement
4(a)(2) Program
Between:
Royal Caribbean Cruises Ltd., as Issuer
and
, as Dealer
Concerning Notes to be issued pursuant to an Issuing and Paying Agent Agreement, dated as of June
14, 2018, between the Issuer and               , as Issuing and Paying Agent
Dated as of
June 14, 2018

Commercial Paper Dealer Agreement
4(a)(2) Program
This Commercial Paper Dealer Agreement (this "Agreement") sets forth the understandings between the Issuer and the Dealer, each named on the cover page hereof, in connection with the issuance and sale by the Issuer of its short-term promissory notes (the "Notes") through the Dealer.
Certain terms used in this Agreement are defined in Section 6 hereof.
The Addendum to this Agreement, and any Annexes or Exhibits described in this Agreement or such Addendum, are hereby incorporated into this Agreement and made fully a part hereof.
1.	Offers, Sales and Resales of Notes.
1.1
While (i) the Issuer has and shall have no obligation to sell the Notes to the Dealer or to permit the Dealer to arrange any sale of the Notes for the account of the Issuer, and (ii) the Dealer has and shall have no obligation to purchase the Notes from the Issuer or to arrange any sale of the Notes for the account of the Issuer, the parties hereto agree that in any case where the Dealer purchases Notes from the Issuer, or arranges for the sale of Notes by the Issuer, such Notes will be purchased or sold by the Dealer in reliance on the representations, warranties, covenants and agreements of the Issuer contained herein or made pursuant hereto and on the terms and conditions and in the manner provided herein and sold by the Issuer in reliance on the representations, warranties, covenants and agreements of the Dealer contained herein or made pursuant hereto and on the terms and conditions and in the manner provided herein.

1.2
So long as this Agreement shall remain in effect, and in addition to the limitations contained in Section 1.7 hereof, the Issuer shall not, without the consent of the Dealer, offer, solicit or accept offers to purchase, or sell, any Notes except (a) in transactions with one or more dealers which may from time to time after the date hereof become dealers with respect to the Notes by executing with the Issuer one or more agreements which contain provisions substantially identical to those contained in Section 1 of this Agreement, of which the Issuer hereby undertakes to provide the Dealer prompt notice or (b) in transactions with the other dealers listed on the Addendum hereto, which are executing agreements with the Issuer which contain provisions substantially identical to Section 1 of this Agreement contemporaneously herewith.  In no event shall the Issuer offer, solicit or accept offers to purchase, or sell, any Notes directly on its own behalf in transactions with persons other than broker-dealers as specifically permitted in this Section 1.2.

1.3
The Notes shall be in a minimum denomination of $250,000 and integral multiples of $1,000 in excess thereof, will bear such interest rates, if interest bearing, or will be sold at such discount from their face amounts, as shall be agreed upon by the Dealer and the Issuer, shall have a maturity not exceeding 397 days from the date of issuance and may have such terms as are specified in Exhibit C hereto, the Private Placement Memorandum, a pricing supplement, or as otherwise agreed upon by the applicable purchaser and the Issuer.  The Notes shall not contain any provision for extension, renewal or automatic "rollover."

1.4
The authentication and issuance of, and payment for, the Notes shall be effected in accordance with the Issuing and Paying Agency Agreement, and the Notes shall be either individual physical certificates or book-entry notes evidenced by one or more master notes (each, a "Master Note") registered in the name of The Depository Trust

Company ("DTC") or its nominee, in the form or forms annexed to the Issuing and Paying Agency Agreement.
1.5
If the Issuer and the Dealer shall agree on the terms of the purchase of any Note by the Dealer or the sale of any Note arranged by the Dealer (including, but not limited to, agreement with respect to the date of issue, purchase price, principal amount, maturity and interest rate or interest rate index and margin (in the case of interest-bearing Notes) or discount thereof (in the case of Notes issued on a discount basis), and appropriate compensation for the Dealer's services hereunder) pursuant to this Agreement, the Issuer shall cause such Note to be issued and delivered in accordance with the terms of the Issuing and Paying Agency Agreement and payment for such Note shall be made by the purchaser thereof, either directly or through the Dealer, to the Issuing and Paying Agent, for the account of the Issuer.  Except as otherwise agreed, in the event that the Dealer is acting as an agent and a purchaser shall either fail to accept delivery of or make payment for a Note on the date fixed for settlement, the Dealer shall promptly notify the Issuer, and if the Dealer has theretofore paid the Issuer for the Note, the Issuer will promptly return such funds to the Dealer against its return of the Note to the Issuer, in the case of a certificated Note, and upon notice of such failure, in the case of a book-entry Note.

1.6	The Dealer and the Issuer hereby establish and agree to observe the following procedures in connection with offers, sales and subsequent resales or other transfers of the Notes:
(a)    Offers and sales of the Notes by or through the Dealer shall be made only to: (i) investors reasonably believed by the Dealer to be Qualified Institutional Buyers or Institutional Accredited Investors and (ii) non-bank fiduciaries or agents that will be purchasing Notes for one or more accounts, each of which is reasonably believed by the Dealer to be an Institutional Accredited Investor.

(b)    Resales and other transfers of the Notes by the holders thereof shall be made only in accordance with the restrictions in the legend described in clause (e) below.

(c)    No general solicitation or general advertising shall be used in connection with the offering of the Notes.  Without limiting the generality of the foregoing, without the prior written approval of the Dealer, the Issuer shall not issue any press release, make any other statement to any member of the press making reference to the Notes, the offer or sale of the Notes or this Agreement or place or publish any "tombstone" or other advertisement relating to the Notes or the offer or sale thereof.  Notwithstanding the foregoing, (i) any publication by the Issuer of a notice in accordance with Rule 135c under the Securities Act shall not be deemed to constitute general solicitation or general advertising hereunder and shall not require prior written approval of the Dealer (provided that the Issuer shall provide a copy thereof to the Dealer prior to publication) and (ii) the Issuer shall be permitted to make such filings with the SEC that the Issuer reasonably determines are required to comply with Section 13 or 15(d) of the Exchange Act, provided, however, that, unless otherwise prohibited by applicable securities laws, rules and regulations, the Issuer shall omit the name of the Dealer from any publicly available filing by the Issuer that makes reference to the Notes, the offer or sale of the Notes or this Agreement, including by redacting the Dealer's name and any contact or other information that could identify the Dealer from any agreement or other information included in such filing. For the avoidance of doubt, the Issuer shall not post the Private Placement Memorandum on a website without the consent of the Dealer and each other dealer or placement agent, if any, for the Notes.

(d)    No sale of Notes to any one purchaser shall be for less than $250,000 principal or face amount, and no Note shall be issued in a smaller principal or face amount.  If the purchaser is a non-bank fiduciary acting on behalf of others, each person for whom such purchaser is acting must purchase at least $250,000 principal or face amount of Notes.

(e)    Offers and sales of the Notes shall be subject to the restrictions described in the legend appearing on Exhibit A hereto.  A legend substantially to the effect of such Exhibit A shall appear as part of the Private Placement Memorandum used in connection with offers and sales of Notes hereunder, as well as on each individual certificate representing a Note and each Master Note representing book-entry Notes offered and sold pursuant to this Agreement.

(f)    The Dealer shall furnish or shall have furnished to each purchaser of Notes for which it has acted as the Dealer a copy of the then-current Private Placement Memorandum unless such purchaser has previously received a copy of the Private Placement Memorandum as then in effect.  The Private Placement Memorandum shall expressly state that any person to whom Notes are offered shall have an opportunity to ask questions of, and receive information from, the Issuer and the Dealer and shall provide the names, addresses and telephone numbers of the persons from whom information regarding the Issuer may be obtained.

(g)    The Issuer agrees, for the benefit of the Dealer and each of the holders and prospective purchasers from time to time of the Notes that, if at any time the Issuer shall not be subject to Section 13 or 15(d) of the Exchange Act, the Issuer will furnish, upon request and at its expense, to the Dealer and to holders and prospective purchasers of Notes information required by Rule 144A(d)(4)(i) in compliance with Rule 144A(d).

(h)    In the event that any Note offered or to be offered by the Dealer would be ineligible for resale under Rule 144A, the Issuer shall promptly notify the Dealer (by telephone, confirmed in writing or electronic mail) of such fact and shall promptly prepare and deliver to the Dealer an amendment or supplement to the Private Placement Memorandum describing the Notes that are ineligible, the reason for such ineligibility and any other relevant information relating thereto.

(i)    The Issuer represents that it is not currently issuing commercial paper in the United States market in reliance upon the exemption provided by Section 3(a)(3) of the Securities Act.  The Issuer agrees that, if it shall issue commercial paper after the date hereof in reliance upon such exemption (a) the proceeds from the sale of the Notes will be segregated from the proceeds of the sale of any such commercial paper by being placed in a separate account; (b) the Issuer will institute appropriate corporate procedures to ensure that the offers and sales of notes issued by the Issuer pursuant to the Section 3(a)(3) exemption are not integrated with offerings and sales of Notes hereunder; and (c) the Issuer will comply with each of the requirements of Section 3(a)(3) of the Securities Act in selling commercial paper or other short-term debt securities other than the Notes in the United States.
1.7	The Issuer hereby represents and warrants to the Dealer, in connection with offers, sales and resales of Notes, as follows:
(a)    The Issuer hereby confirms to the Dealer that (except as permitted by Section 1.6(i)) within the preceding six months neither the Issuer nor any person other than the Dealer or the other dealers referred to in Section 1.2 hereof acting on behalf of the Issuer has offered or sold any Notes, or any substantially similar security of the Issuer

(including, without limitation, medium-term notes issued by the Issuer), to, or solicited offers to buy any such security from, any person other than the Dealer or the other dealers referred to in Section 1.2 hereof.  The Issuer also agrees that (except as permitted by Section 1.6(i)), as long as the Notes are being offered for sale by the Dealer and the other dealers referred to in Section 1.2 hereof as contemplated hereby and until at least six months after the offer of Notes hereunder has been terminated, neither the Issuer nor any person other than the Dealer or the other dealers referred to in Section 1.2 hereof (except as contemplated by Section 1.2 hereof) will offer the Notes or any substantially similar security of the Issuer for sale to, or solicit offers to buy any such security from, any person other than the Dealer or the other dealers referred to in Section 1.2 hereof, it being understood that such agreement is made with a view to bringing the offer and sale of the Notes within the exemption provided by Section 4(a)(2) of the Securities Act and shall survive any termination of this Agreement.  The Issuer hereby represents and warrants that it has not taken or omitted to take, and will not take or omit to take, any action that would cause the offering and sale of Notes hereunder to be integrated with any other offering of securities, whether such offering is made by the Issuer or some other party or parties.
(b)    The Issuer represents and agrees that the proceeds of the sale of the Notes are not currently contemplated to be used for the purpose of buying, carrying or trading securities within the meaning of Regulation T and the interpretations thereunder by the Board of Governors of the Federal Reserve System.  In the event that the Issuer determines to use such proceeds for the purpose of buying, carrying or trading securities, whether in connection with an acquisition of another company or otherwise, the Issuer shall give the Dealer at least five business days' prior written notice to that effect.  The Issuer shall also give the Dealer prompt notice of the actual date that it commences to purchase securities with the proceeds of the Notes.  Thereafter, in the event that the Dealer purchases Notes as principal and does not resell such Notes on the day of such purchase, to the extent necessary to comply with Regulation T and the interpretations thereunder, the Dealer will sell such Notes either (i) only to offerees it reasonably believes to be Qualified Institutional Buyers or to Qualified Institutional Buyers it reasonably believes are acting for other Qualified Institutional Buyers, in each case in accordance with Rule 144A or (ii) in a manner which would not cause a violation of Regulation T and the interpretations thereunder.
1.8	The Issuer may from time to time increase the Maximum Amount by:
(a)    Giving at least ten days' notice by letter substantially in the form attached hereto as Exhibit D (the "Notification Letter for an Increase in Maximum Amount") to the Dealer and the Issuing and Paying Agent; and

(b)    Delivery to the Dealer and the Issuing and Paying Agent of (i) a certificate from a duly authorized officer of the Issuer confirming that no changes have been made to the organizational documents of the Issuer since the date of the Dealer Agreement which would have a material adverse effect on the Program or, if there has been such a change, a certified copy of the organizational documents currently in force; (ii) certified copies of all documents evidencing the internal authorization and approval required to be granted by the Issuer for such an increase in the Maximum Amount; (iii) a list of names, titles and specimen signatures of the persons authorized to sign on behalf of the Issuer all notices and other documents to be delivered in connection with such an increase in the Maximum Amount; (iv) an updated or supplemental Private Placement Memorandum reflecting the increase in the Maximum Amount; (v) legal opinions of counsel to the Issuer, addressed to the Dealer, in form and substance reasonably satisfactory to the Dealer as to (A) the due authorization, delivery, validity and enforceability of Notes issued pursuant to the

Issuing and Paying Agency Agreement and (B) such other matters as the Dealer may reasonably request, in each case after giving effect to the increase in the Maximum Amount; (vi) evidence from each nationally recognized statistical rating organization providing a rating of the Notes either (A) that such rating has been confirmed after giving effect to the increase in the Maximum Amount or (B) setting forth any change in the rating of the Notes after giving effect to the increase in the Maximum Amount; and (vii) such other certificates, opinions, letters and documents as the Dealer shall have reasonably requested.
2.	Representations and Warranties of Issuer.
The Issuer represents and warrants that:
2.1
The Issuer is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all the requisite power and authority to execute, deliver and perform its obligations under the Notes, this Agreement and the Issuing and Paying Agency Agreement.

2.2
This Agreement and the Issuing and Paying Agency Agreement have been duly authorized, executed and delivered by the Issuer and constitute the legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and limitations on rights to indemnity and contribution imposed by applicable law.

2.3
The Notes have been duly authorized, and when issued as provided in the Issuing and Paying Agency Agreement, will be duly and validly issued and will constitute legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

2.4
The offer and sale of the Notes in the manner contemplated hereby do not require registration of the Notes under the Securities Act, pursuant to the exemption from registration contained in Section 4(a)(2) thereof, and no indenture in respect of the Notes is required to be qualified under the Trust Indenture Act of 1939, as amended.

2.5	The Notes will rank at least pari passu with all other unsecured and unsubordinated indebtedness of the Issuer.
2.6
Assuming compliance by the Dealer with the procedures applicable to it set forth in Section 1.6, no consent or action of, or filing or registration with, any governmental or public regulatory body or authority, including the SEC, is required to authorize, or is otherwise required in connection with, the execution, delivery or performance of, this Agreement, the Notes or the Issuing and Paying Agency Agreement, except as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Notes; provided, the Issuer may make filings with the SEC with respect to the transactions contemplated by this Agreement that the Issuer reasonably determines are required to comply with Section 13 or 15(d) of the Exchange Act.

2.7
Neither the execution and delivery of this Agreement and the Issuing and Paying Agency Agreement, nor the issuance of the Notes in accordance with the Issuing and Paying Agency Agreement, nor the fulfillment of or compliance with the terms and provisions hereof or thereof by the Issuer, will (i) result in the creation or imposition of any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Issuer, or (ii) violate or result in a breach or a default under any of the terms of the Issuer's charter documents or by-laws, any contract or instrument to which the Issuer is a party or by which it or its property is bound, or any law or regulation, or any order, writ, injunction or decree of any court or government instrumentality, to which the Issuer is subject or by which it or its property is bound, which breach or default could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), operations or business prospects of the Issuer or the ability of the Issuer to perform its obligations under this Agreement, the Notes or the Issuing and Paying Agency Agreement.

2.8
There is no litigation or governmental proceeding pending, or to the knowledge of the Issuer threatened, against or affecting the Issuer or any of its subsidiaries (other than that which is disclosed in the Company Information) which could reasonably be expected to result in a material adverse change in the condition (financial or otherwise), operations or business prospects of the Issuer or the ability of the Issuer to perform its obligations under this Agreement, the Notes or the Issuing and Paying Agency Agreement.

2.9	The Issuer is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.
2.10
Neither the Private Placement Memorandum nor the Company Information (in each case, other than the Dealer Information) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.11
(i) None of the Issuer or its subsidiaries, or, to the Issuer's knowledge, any director, officer, employee, affiliate or other representative of the Issuer or of its subsidiaries acting on behalf of the Issuer or of any of its subsidiaries, has taken an action in furtherance of an offer, payment, promise to pay, or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value, directly or indirectly, to any government official, political party or official thereof, or any other person for purposes of influencing any act or decision of such official in his official capacity, inducing such official to do or omit to do any act in violation of the lawful duty of such official, or securing an improper advantage or inducing such official to unlawfully use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality in order to assist the Issuer and its subsidiaries in obtaining or retaining business for or with, or directing business to, any person; (ii) the Issuer and its subsidiaries make and keep their books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of their assets and have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are executed in accordance with management authorization, transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and maintain accountability for assets, access to assets is permitted only in accordance with management authorization, and the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (iii) neither the

Issuer nor its subsidiaries will use, directly or indirectly, the proceeds of the Notes in violation of (i) above.
2.12
The operations of the Issuer and its subsidiaries are and have been, to the knowledge of the Issuer, conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Issuer and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the "Anti-Money Laundering Laws"), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Issuer, threatened.

2.13
None of the Issuer, any of its subsidiaries, or, to the Issuer's knowledge, any director, officer, employee, agent or affiliate of the Issuer or any of its subsidiaries, is, or is owned 50% or more or controlled by one or more Persons that are: an individual or entity ("Person") that is the subject of any sanctions administered or enforced by the U.S. Department of Treasury's Office of Foreign Assets Control, the United Nations Security Council, the European Union, or Her Majesty's Treasury, or other relevant sanctions authority (collectively, "Sanctions"), or located, organized or resident in a country or territory that currently is subject to Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea and Syria) and, except as permissible under applicable law, the Issuer will not, directly or indirectly, use the proceeds of the Notes, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person to fund any activities of or business with any Person, or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions.

2.14
Except as permissible under applicable law, the Issuer and its subsidiaries have not knowingly engaged in during the last five years, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

2.15
Under the laws of the Republic of Liberia, neither the Issuer nor any of its revenues, assets or properties has any right of immunity from service of process or from the jurisdiction of competent courts of the Republic of Liberia or the United States or the State of New York in connection with any suit, action or proceeding, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment or from any other legal process with respect to its obligations under this Agreement, the Issuing and Paying Agency Agreement or the Notes.

2.16
The Issuer is permitted to make all payments that it is obligated to make or that are otherwise payable under (i) this Agreement and the Issuing and Paying Agency Agreement and (ii) the Notes, in each case, free and clear of and without deduction or withholding for or on account of any taxes or other governmental charges imposed under the current laws and regulations of the Republic of Liberia or any other jurisdiction from or through which a payment is made, including any political subdivision or taxing authority thereof or any other governmental entity therein (each, a "Relevant Taxing Jurisdiction"), except to the extent any such taxes or governmental charges are imposed on such payments because a holder of Notes is a tax resident of, has a physical presence in or is otherwise treated as being engaged in a trade or business in the applicable Relevant Taxing Jurisdiction (in each case, other than by reason of such holder's receipt of, or holding of, its Note).
2.17
There are no stamp, registration, documentary, issuance, transfer or other similar taxes or charges ("Stamp Taxes") imposed by any governmental agency in any Relevant Taxing Jurisdiction in connection with the execution, delivery, issuance, payment, performance, enforcement or introduction into evidence in a court of any such Relevant Taxing Jurisdiction of this Agreement, the Issuing and Paying Agency Agreement or any Note.

2.18
The choice of New York law to govern this Agreement, the Issuing and Paying Agency Agreement and the Notes is, under the laws of the Republic of Liberia, a valid, effective and irrevocable choice of law, and the submission by the Issuer in Section 7.3(b) of this Agreement to the non-exclusive jurisdiction of the United States District Court and the courts of the State of New York, in each case, located in the Borough of Manhattan, is valid and binding upon the Issuer under the laws of the Republic of Liberia.

2.19
Any final judgment, when duly authenticated, rendered by any court referred to in Section 2.18 in an action to enforce the obligations of the Issuer under this Agreement, the Issuing and Paying Agency Agreement or the Notes is admissible as evidence in proceedings brought to enforce this Agreement, the Issuing and Paying Agency Agreement or the Notes in the courts of Liberia; provided, that each defendant in any such proceeding shall have appeared in person or by an authorized representative before such court rendering such judgment.

2.20
As a condition to the admissibility in evidence of this Agreement, the Issuing and Paying Agency Agreement or the Notes in the courts of the Republic of Liberia, it is not necessary that this Agreement, the Issuing and Paying Agency Agreement or the Notes be filed or recorded with any court or other authority.

2.21
Each (i) issuance of Notes by the Issuer hereunder and (ii) amendment or supplement of the Private Placement Memorandum shall be deemed a representation and warranty by the Issuer to the Dealer, as of the date thereof, that, both before and after giving effect to such issuance and after giving effect to such amendment or supplement:

(a)    the representations and warranties given by the Issuer set forth in this Section 2 remain true and correct on and as of such date as if made on and as of such date;

(b)    in the case of an issuance of Notes, the Notes being issued on such date have been duly and validly issued and constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

(c)    in the case of an issuance of Notes, since the date of the most recent Private Placement Memorandum, there has been no adverse change in the condition (financial or otherwise), operations or business prospects of the Issuer that would be material to holders of the Notes or potential holders of the Notes which has not been disclosed in accordance with Section 3.2; and

(d)    the Issuer is not in default of any of its obligations hereunder, under the Notes or the Issuing and Paying Agency Agreement.
3.	Covenants and Agreements of Issuer.
The Issuer covenants and agrees that:
3.1
The Issuer will give the Dealer prompt notice (but in any event prior to any subsequent issuance of Notes hereunder) of any amendment to, modification of or waiver with respect to, the Notes or the Issuing and Paying Agency Agreement, including a complete copy of any such amendment, modification or waiver.

3.2
The Issuer shall, whenever there shall occur any adverse change in the Issuer's condition (financial or otherwise), operations or business prospects or any development or occurrence in relation to the Issuer, in each case, that would be material to holders of the Notes or potential holders of the Notes (including any downgrading or receipt of any notice of intended or potential downgrading or any review for potential change in the rating accorded any of the Issuer's securities by any nationally recognized statistical rating organization (as such term is defined in Section 3(a)(62) of the Exchange Act) which has published a rating of the Notes), promptly, and in any event prior to any subsequent issuance of Notes hereunder, notify the Dealer (by telephone, confirmed in writing or electronic mail) of such change, development or occurrence.  For the avoidance of doubt, the Issuer shall be deemed to have met the requirements of this Section 3.2 if the Issuer notifies the Dealer that the Issuer has made information regarding such change, development or occurrence publicly available through filings with the SEC that are accessible through EDGAR and identifies such filings.

3.3
The Issuer shall from time to time furnish to the Dealer such information as the Dealer may reasonably request, including, without limitation, any press releases or material provided by the Issuer to any national securities exchange or rating agency, regarding (i) the Issuer's operations and financial condition, (ii) the due authorization and execution of the Notes and (iii) the Issuer's ability to pay the Notes as they mature.  If the Issuer determines that any such information is material, non-public information, the Issuer and the Dealer shall agree on such procedures as the Issuer may reasonably request to safeguard the confidentiality of such information before it is required to furnish such information to the Dealer.  For the avoidance of doubt, the Issuer shall be deemed to have met the requirements of this Section 3.3 if it has disclosed such information in any publicly available report filed with the SEC.

3.4
The Issuer will take all such action as the Dealer may reasonably request to ensure that each offer and each sale of the Notes will comply with any applicable state Blue Sky laws; provided, however, that the Issuer shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which it is not so qualified or subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

3.5	The Issuer will not be in default of any of its obligations hereunder, under the Notes or under the Issuing and Paying Agency Agreement, at any time that any of the Notes are outstanding.
3.6	The Issuer shall not issue Notes hereunder until the Dealer shall have received:
(a)    opinions of counsel to the Issuer, addressed to the Dealer, reasonably satisfactory in form and substance to the Dealer (including, without limitation, an opinion from Issuer's special tax counsel with respect to tax matters, including section 883 of the Internal Revenue Code of 1986, as amended),

(b)    a copy of the executed Issuing and Paying Agency Agreement as then in effect,

(c)    a copy of resolutions adopted by the Board of Directors of the Issuer and certified by the Secretary or similar officer of the Issuer, authorizing execution and delivery by the Issuer of this Agreement, the Issuing and Paying Agency Agreement and the Notes and consummation by the Issuer of the transactions contemplated hereby and thereby,

(d)    a certificate of the secretary, assistant secretary or other designated officer of the Issuer certifying as of the date thereof, (i) the Issuer's organizational documents, and attaching true, correct and complete copies thereof, (ii) the Issuer's representations and warranties in Section 2 being true and correct in all material respects, and (iii) the incumbency of the officers of the Issuer authorized to execute and deliver this Agreement, the Issuing and Paying Agency Agreement and the Notes, and take other action on behalf of the Issuer in connection with the transactions contemplated thereby,

(e)    prior to the issuance of any book-entry Notes represented by the Master Note, a copy of the executed Letter of Representations, among the Issuer, the Issuing and Paying Agent and DTC, and the executed Master Note registered in the name of DTC or its nominee,

(f)    prior to the issuance of any Notes in physical form, a copy of such form (unless attached to this Agreement or the Issuing and Paying Agency Agreement),

(g)    confirmation of the then current rating assigned to the Notes by each nationally recognized statistical rating organization then rating the Notes, and

(h)    such other certificates, opinions, letters and documents as the Dealer shall have reasonably requested.
3.7
The Issuer shall reimburse the Dealer for all of the Dealer's reasonable out-of-pocket expenses related to this Agreement, including reasonable expenses incurred in connection with its preparation and negotiation, and the transactions contemplated hereby (including, but not limited to, the printing and distribution of the Private Placement Memorandum and any Stamp Taxes); provided, however, that with respect to fees and expenses of Dealer's external counsel, the Issuer shall only be required to pay such fees and expenses of (i) Shearman & Sterling LLP, who shall act as external counsel with respect to all of the dealers engaged by the Issuer on the date hereof and (ii) upon the Issuer's prior written approval, which shall not be unreasonably withheld, such other counsel specified by the Dealer.

3.8	The Issuer shall not file a Form D (as referenced in Rule 503 under the Securities Act) at any time in respect of the offer or sale of the Notes.
3.9
Without limiting any obligation of the Issuer pursuant to this Agreement to provide the Dealer with credit and financial information, the Issuer hereby acknowledges and agrees that the Dealer may share the Company Information and any other information or matters relating to the Issuer or the transactions contemplated hereby with affiliates of the Dealer and that such affiliates may likewise share information relating to the Issuer or such transactions with the Dealer.

3.10	The Issuer shall not cause the aggregate face amount of the Notes outstanding at any time to exceed the then-effective Maximum Amount.
4.	Disclosure.
4.1
The Private Placement Memorandum and its contents (other than the Dealer Information) shall be the sole responsibility of the Issuer.  The Private Placement Memorandum shall contain a statement expressly offering an opportunity for each prospective purchaser to ask questions of, and receive answers from, the Issuer concerning the offering of Notes and to obtain relevant additional information which the Issuer possesses or can acquire without unreasonable effort or expense.

4.2
The Issuer agrees to promptly furnish the Dealer the Company Information as it becomes available; provided that the public filing of the Issuer of Company Information with the EDGAR system of the SEC shall be deemed to satisfy the requirements of this Section 4.2, with respect to such publicly filed information; provided, further, that the Issuer shall not be required to furnish to the Dealer any information contemplated by item (iii) of the definition of Company Information to the extent such information is publicly available at no cost on a website maintained by the Issuer or an applicable government registry, securities regulator or stock exchange

4.3
(a)   The Issuer agrees to notify the Dealer promptly upon the occurrence of any event relating to or affecting the Issuer that would cause the Company Information (other than as relates to or affects Dealer Information) then in existence to include an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

(b)    In the event that the Issuer gives the Dealer notice pursuant to Section 4.3(a) and the Dealer notifies the Issuer that it then has Notes it is holding in inventory, the Issuer shall either (i) promptly supplement or amend the Private Placement Memorandum so that the Private Placement Memorandum, as amended or supplemented, shall not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Issuer shall make such supplement or amendment available to the Dealer prior to any further sale or resale of Notes or (ii) repurchase the entirety of such inventory of the Notes of the Dealer at a purchase price equal to either (x) in the case of an interest-bearing Note, the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase or (y) in the case of a Note issued on a discount basis, the price paid by the Dealer for the purchase thereof, plus the accreted discount thereon to the date of purchase based on the purchase price thereof.

(c)    In the event that the Issuer gives the Dealer notice pursuant to Section 4.3(a),  all solicitations and sales of Notes by the Dealer (other than any repurchase of Notes in accordance with clause (ii) of Section 4.3(b)) shall be suspended until the Issuer amends or supplements the Private Placement Memorandum in the manner described in clause (b) above.

(d)    Without limiting the generality of Section 4.3(a), to the extent that the Private Placement Memorandum sets forth financial information of the Issuer (other than financial information included in a report described in clause (i) of the definition of "Company Information" that (i) is incorporated by reference in the Private Placement Memorandum or (ii) the Private Placement Memorandum expressly states is being made available to holders and prospective purchasers of the Notes but is not otherwise set forth therein), the Issuer shall review, amend and supplement the Private Placement Memorandum on a periodic basis, to the extent necessary to ensure that the information provided in the Private Placement Memorandum is accurate and complete.
5.	Indemnification and Contribution.
5.1
The Issuer will indemnify and hold harmless the Dealer, each individual, corporation, partnership, trust, association or other entity controlling the Dealer, within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, any affiliate of the Dealer or any such controlling entity and their respective directors, officers, employees, partners, incorporators, shareholders, servants, trustees and agents (hereinafter the "Indemnitees") against any and all liabilities, penalties, suits, causes of action, losses, damages, claims, costs and expenses (including, without limitation, reasonable fees and disbursements of external counsel) or judgments of whatever kind or nature (each a "Claim"), imposed upon, incurred by or asserted against the Indemnitees arising out of or based upon (i) any allegation that the Private Placement Memorandum, the Company Information or any information provided by the Issuer to the Dealer for distribution to holders and potential holders of Notes included (as of any relevant time) or includes an untrue statement of a material fact or omitted (as of any relevant time) or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the breach by the Issuer of any agreement, covenant or representation made in or pursuant to this Agreement.  This indemnification shall not apply to the extent that the Claim arises out of or is based upon Dealer Information.

5.2	Provisions relating to claims made for indemnification under this Section 5 are set forth on Exhibit B to this Agreement.
5.3
In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section 5 is held to be unavailable or insufficient to hold harmless the Indemnitees, although applicable in accordance with the terms of this Section 5, the Issuer shall contribute to the aggregate costs incurred by the Dealer in connection with any Claim in the proportion of the respective economic interests of the Issuer and the Dealer; provided, however, that such contribution by the Issuer shall be in an amount such that the aggregate costs incurred by the Dealer do not exceed the aggregate of the commissions and fees earned by the Dealer hereunder with respect to the issue or issues of Notes to which such Claim relates.  The respective economic interests shall be calculated by reference to the aggregate proceeds to the Issuer of the Notes issued hereunder and the aggregate commissions and fees earned by the Dealer hereunder.

6.	Definitions.
6.1	"Anti-Money Laundering Laws" shall have the meaning set forth in Section 2.12.
6.2	"Claim" shall have the meaning set forth in Section 5.1.
6.3
"Company Information," at any given time, shall mean the Private Placement Memorandum together with, to the extent applicable (i) the Issuer's most recent report on Form 10-K filed with the SEC and all other reports filed by the Issuer with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the most recent Form 10-K, (ii) the Issuer's most recent annual audited financial statements and each interim financial statement or report prepared subsequent thereto, if not included in item (i) above, (iii) publicly available recent reports of the Issuer, its subsidiaries and any entity that owns more than fifty percent (50%) of the Issuer, including, but not limited to, any publicly available filings or reports provided to their respective shareholders, but only to the extent that any such filings or reports contain information that is not otherwise disclosed pursuant to items (i), (ii), (iv), or (v) of the definition hereof and would reasonably be expected to be material to a prospective purchaser or holder of the Notes(iv) any other written information or disclosure prepared pursuant to Section 4.3 hereof and (v) any information prepared or approved by the Issuer for dissemination to investors or potential investors in the Notes.
6.4	"Current Issuing and Paying Agent" shall have the meaning set forth in Section 7.9(a).
6.5	"Dealer Information" shall mean material concerning the Dealer provided by the Dealer in writing expressly for inclusion in the Private Placement Memorandum.
6.6	"DTC" shall have the meaning set forth in Section 1.4.
6.7	"Exchange Act" shall mean the U.S. Securities Exchange Act of 1934, as amended.
6.8	"Indemnitees" shall have the meaning set forth in Section 5.1.
6.9
"Institutional Accredited Investor" shall mean an institutional investor that is an accredited investor within the meaning of Rule 501 under the Securities Act and that has such knowledge and experience in financial and business matters that it is capable of evaluating and bearing the economic risk of an investment in the Notes, including, but not limited to, a bank, as defined in Section 3(a)(2) of the Securities Act, or a savings and loan association or other institution, as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity.

6.10
"Issuing and Paying Agency Agreement" shall mean the issuing and paying agency agreement described on the cover page of this Agreement, or any replacement thereof, as such agreement may be amended or supplemented from time to time.

6.11
"Issuing and Paying Agent" shall mean the party designated as such on the cover page of this Agreement, or any successor thereto or replacement thereof, as issuing and paying agent under the Issuing and Paying Agency Agreement.

6.12	"Judgment Currency" shall have the meaning set forth in Section 7.10(b).
6.13	"Master Note" shall have the meaning set forth in Section 1.4.
6.14
"Maximum Amount" shall mean the aggregate face amount of the Notes permitted under the Program Documents to be outstanding at any time, which such face amount shall not exceed, initially, $1,150,000,000, unless such amount is increased by the Issuer in accordance with Section 1.8 hereof.

6.15
"Non-bank fiduciary or agent" shall mean a fiduciary or agent other than (a) a bank, as defined in Section 3(a)(2) of the Securities Act, or (b) a savings and loan association, as defined in Section 3(a)(5)(A) of the Securities Act.

6.16	"Outstanding Notes" shall have the meaning set forth in Section 7.9(b).
6.17	"Person" shall have the meaning set forth in Section 2.13.

6.18
"Private Placement Memorandum" shall mean offering materials prepared in accordance with Section 4 (including materials referred to therein or incorporated by reference therein, if any) provided to purchasers and prospective purchasers of the Notes, and shall include amendments and supplements thereto which may be prepared from time to time in accordance with this Agreement (other than any amendment or supplement that has been completely superseded by a later amendment or supplement).

6.19	"Program" shall mean the commercial paper program of Royal Caribbean Cruises Ltd. established pursuant to the Program Documents.
6.20	"Program Documents" shall mean this Agreement and each other dealer agreement entered into by the Issuer in accordance with Section 1.2, the Issuing and Paying Agency Agreement and the Master Note.
6.21	"Qualified Institutional Buyer" shall have the meaning assigned to that term in Rule 144A under the Securities Act.
6.22	"Relevant Taxing Jurisdiction" shall have the meaning set forth in Section 2.16.
6.23	"Replacement" shall have the meaning set forth in Section 7.9(a).
6.24	"Replacement Issuing and Paying Agent" shall have the meaning set forth in Section 7.9(a).
6.25	"Replacement Issuing and Paying Agency Agreement" shall have the meaning set forth in Section 7.9(a).
6.26	"Rule 144A" shall mean Rule 144A under the Securities Act.
6.27	"Sanctions" shall have the meaning set forth in Section 2.13.
6.28	"SEC" shall mean the U.S. Securities and Exchange Commission.
6.29	"Securities Act" shall mean the U.S. Securities Act of 1933, as amended.
6.30	"Stamp Taxes" shall have the meaning set forth in Section 2.17.
7.	General
7.1
Unless otherwise expressly provided herein, all notices under this Agreement to parties hereto shall be in writing and shall be effective when received at the address of the respective party set forth in the Addendum to this Agreement.

7.2	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions.
7.3
(a)    The Issuer agrees that any suit, action or proceeding brought by the Issuer against the Dealer in connection with or arising out of this Agreement or the Notes or the offer and sale of the Notes may be brought solely in any state or federal court in The City of New York, State of New York.  EACH OF THE DEALER AND THE ISSUER WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)    The Issuer hereby irrevocably accepts and submits to the non-exclusive jurisdiction of each of the aforesaid courts in personam, generally and unconditionally, for itself and in respect of its properties, assets and revenues, with respect to any suit, action or proceeding in connection with or arising out of this Agreement or the Notes or the offer and sale of the Notes.

(c)    The Issuer agrees that any legal suit, action or proceeding brought by any party to enforce any rights under or with respect to this Agreement, the Notes, the offer and sale of the Notes or the transactions contemplated hereby may be instituted in any state or federal court in The City of New York, State of New York, and waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding and irrevocably submits to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding. The Issuer hereby irrevocably designates and appoints the Issuer's General Counsel as the Issuer's authorized agent to receive and forward on its behalf service of any and all process which may be served in any such suit, action or proceeding in any such court and agrees that service of process upon the Issuer's General Counsel at his office at the Issuer, 1050 Caribbean Way, Miami, Florida 33132 and written notice of said service to the Issuer, mailed or delivered to the Issuer's General Counsel, 1050 Caribbean Way, Miami, Florida 33132 shall be deemed in every respect effective service of process upon the Issuer in any such suit, action or proceeding and shall be taken and held to be valid personal service upon the Issuer. Said designation and appointment shall be irrevocable. Nothing in this Section 7.3(c) shall affect the right of the holders of any Notes, the Dealer or any Indemnitees to serve process in any manner permitted by law or limit the right of the holders of any Notes, the Dealer or any Indemnitees to bring proceedings against the Issuer in the courts of any jurisdiction or jurisdictions. The Issuer further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Issuer's General Counsel in full force and effect so long as this Agreement shall be outstanding.

(d)    To the extent that the Issuer has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Issuer hereby irrevocably waives such immunity in respect of its obligations under this Agreement, the Issuing and Paying Agency Agreement or the Notes to the extent permitted by law.
7.4
This Agreement may be terminated, at any time, by the Issuer, upon one business day's prior notice to such effect to the Dealer, or by the Dealer upon one business day's prior notice to such effect to the Issuer.  Any such termination, however, shall not affect the obligations of the Issuer under Sections 3.7, 5 and 7.3 hereof or the respective representations, warranties, agreements, covenants, rights or responsibilities of the parties made or arising prior to the termination of this Agreement.

7.5
This Agreement is not assignable by either party hereto without the written consent of the other party; provided, however, that the Dealer may assign its rights and obligations under this Agreement to any affiliate of the Dealer.

7.6	This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

7.7
Except as provided in Section 5 with respect to non-party Indemnitees, this Agreement is for the exclusive benefit of the parties hereto, and their respective permitted successors and assigns hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other person whatsoever; provided, however, that Sections 7.3(b), (c) and (d) and Section 7.10 are hereby specifically and exclusively acknowledged to also be for the benefit of the holders from time to time of the Notes, as third-party beneficiaries.

7.8
The Issuer acknowledges and agrees that (i) purchases and sales, or placements, of the Notes pursuant to this Agreement, including the determination of any prices for the Notes and Dealer compensation, are arm's-length commercial transactions between the Issuer and the Dealer, (ii) in connection therewith and with the process leading to such transactions, the Dealer is acting solely as a principal and not the agent (except to the extent explicitly set forth herein) or fiduciary of the Issuer or any of its affiliates, (iii) the Dealer has not assumed an advisory or fiduciary responsibility in favor of the Issuer or any of its affiliates with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether the Dealer has advised or is currently advising the Issuer or any of its affiliates on other matters) or any other obligation to the Issuer or any of its affiliates except the obligations expressly set forth in this Agreement, (iv) the Issuer is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement, (v) the Dealer and its affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Issuer and that the Dealer has no obligation to disclose any of those interests by virtue of any advisory or fiduciary relationship, (vi) the Dealer has not provided any legal, accounting, regulatory or tax advice with respect to the transactions contemplated hereby, and (vii) the Issuer has consulted its own legal and financial advisors to the extent it deemed appropriate. The Issuer agrees that it will not claim that the Dealer has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Issuer in connection with such transactions or the process leading thereto.  Any review by the Dealer of the Issuer, the transactions contemplated hereby or other matters relating to such transactions shall be performed solely for the benefit of the Dealer and shall not be on behalf of the Issuer.  This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Issuer and the Dealer with respect to the subject matter hereof.  The Issuer hereby waives and releases, to the fullest extent permitted by law, any claims the Issuer may have against the Dealer acting as Dealer hereunder with respect to any breach or alleged breach of fiduciary duty.

7.9
(a)    The parties hereto agree that the Issuer may, in accordance with the terms of this Section 7.9, from time to time replace the party which is then acting as Issuing and Paying Agent (the "Current Issuing and Paying Agent") with another party (such other party, the "Replacement Issuing and Paying Agent"), and enter into an agreement with the Replacement Issuing and Paying Agent covering the provision of issuing and paying agency functions in respect of the Notes by the Replacement Issuing and Paying Agent (the "Replacement Issuing and Paying Agency Agreement") (any such replacement, a "Replacement").

(b)    From and after the effective date of any Replacement, (A) to the extent that the Issuing and Paying Agency Agreement provides that the Current Issuing and Paying Agent will continue to act in respect of Notes outstanding as of the effective date of such Replacement (the "Outstanding Notes"), then (i) the "Issuing and Paying Agent" for the Notes shall be deemed to be the Current Issuing and Paying Agent, in respect of the Outstanding Notes, and the Replacement Issuing and Paying Agent, in respect of Notes issued on or after the Replacement, (ii) all references to the "Issuing and Paying Agent" hereunder shall be deemed to refer to the Current Issuing and Paying Agent in respect of the Outstanding Notes, and the Replacement Issuing and Paying Agent in respect of Notes issued on or after the Replacement, and (iii) all references to the "Issuing and Paying Agency Agreement" hereunder shall be deemed to refer to the existing Issuing and Paying Agency Agreement, in respect of the Outstanding Notes, and the Replacement Issuing and Paying Agency Agreement, in respect of Notes issued on or after the Replacement; and (B) to the extent that the Issuing and Paying Agency Agreement does not provide that the Current Issuing and Paying Agent will continue to act in respect of the Outstanding Notes, then (i) the "Issuing and Paying Agent" for the Notes shall be deemed to be the Replacement Issuing and Paying Agent, (ii) all references to the "Issuing and Paying Agent" hereunder shall be deemed to refer to the Replacement Issuing and Paying Agent, and (iii) all references to the "Issuing and Paying Agency Agreement" hereunder shall be deemed to refer to the Replacement Issuing and Paying Agency Agreement.
(c)    From and after the effective date of any Replacement, the Issuer shall not issue any Notes hereunder unless and until the Dealer shall have received: (i) a copy of the executed Replacement Issuing and Paying Agency Agreement, (ii) a copy of the executed Letter of Representations among the Issuer, the Replacement Issuing and Paying Agent and DTC, (iii) a copy of the executed Master Note authenticated by the Replacement Issuing and Paying Agent and registered in the name of DTC or its nominee, (iv) an amendment or supplement to the Private Placement Memorandum describing the Replacement Issuing and Paying Agent as the Issuing and Paying Agent for the Notes, and reflecting any other changes thereto necessary in light of the Replacement so that the Private Placement Memorandum, as amended or supplemented, satisfies the requirements of this Agreement, and (v) legal opinions of counsel to the Issuer, addressed to the Dealer, in form and substance reasonably satisfactory to the Dealer, as to (A) the due authorization, delivery, validity and enforceability of Notes issued pursuant to the Replacement Issuing and Paying Agency Agreement, and (B) such other matters as the Dealer may reasonably request.
7.10
(a)    Any payments to the Dealer hereunder or to any holder from time to time of Notes shall be in United States dollars and shall be free of all withholding and other taxes and of all other governmental charges of any nature whatsoever imposed by the Republic of Liberia.  In the event any such withholding or deduction is required by law, the Issuer agrees to pay such additional amounts as may be necessary in order that the net amounts received after such withholding or deduction will equal the amounts that would have been received if no such withholding or deduction had been made.  The Issuer will promptly pay any stamp duty or other taxes or governmental charges payable in connection with the execution, delivery, payment or performance of this Agreement, the Issuing and Paying Agency Agreement or the Notes and shall indemnify and hold harmless the Dealer and each holder of Notes from all liabilities arising from any failure to pay, or delay in paying, such taxes or charges.

(b)    The Issuer agrees to indemnify and hold harmless the Dealer and each holder from time to time of Notes against any loss incurred by the Dealer or such holder as a result of any judgment or order being given or made for any amount due hereunder or under such holder's Note(s) and such judgment or order being expressed and paid in a currency (the "Judgment Currency") other than United States dollars and as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which the Dealer or such holder is able to purchase United States dollars with the amount of Judgment Currency actually received by the Dealer or such holder.  The foregoing indemnity shall constitute a separate and independent obligation of the Issuer and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.  The term "rate of exchange" shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.
[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.
ROYAL CARIBBEAN CRUISES LTD., as Issuer	_____________________________, as Dealer
By:	By:
Name:	Name:
Title:	Title:

Addendum
The following additional clauses shall apply to the Agreement and be deemed a part thereof.
1.    The other dealers referred to in clause (b) of Section 1.2 of the Agreement are
_____________
_____________
2.    The addresses of the respective parties for purposes of notices under Section 7.1 are as follows:
For the Issuer:
Royal Caribbean Cruises Ltd.
1050 Caribbean Way
Miami, Florida 33132
Attention: Richard D. Fain, Chairman of the Board
Telephone number: (305) 539-6631
Fax number: (305) 539-0562

with a copy to:

Royal Caribbean Cruises Ltd.
1050 Caribbean Way
Miami, Florida 33132
Attention:  General Counsel

For the Dealer:

_____________
_____________
_____________
_____________

Exhibit A
Form of Legend for Private Placement Memorandum and Notes
THE NOTES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY OTHER APPLICABLE SECURITIES LAW, AND OFFERS AND SALES THEREOF MAY BE MADE ONLY IN COMPLIANCE WITH AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.  BY ITS ACCEPTANCE OF A NOTE, THE PURCHASER WILL BE DEEMED TO REPRESENT THAT (I) IT HAS BEEN AFFORDED AN OPPORTUNITY TO INVESTIGATE MATTERS RELATING TO ROYAL CARIBBEAN CRUISES LTD. (THE "ISSUER") AND THE NOTES, (II) IT IS NOT ACQUIRING SUCH NOTE WITH A VIEW TO ANY DISTRIBUTION THEREOF AND (III) IT IS EITHER (A)(1) AN INSTITUTIONAL INVESTOR THAT IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501(a) UNDER THE ACT (AN "INSTITUTIONAL ACCREDITED INVESTOR") AND (2) EITHER (i) PURCHASING NOTES FOR ITS OWN ACCOUNT, (ii) A BANK (AS DEFINED IN SECTION 3(a)(2) OF THE ACT) OR A SAVINGS AND LOAN ASSOCIATION OR OTHER INSTITUTION (AS DEFINED IN SECTION 3(a)(5)(A) OF THE ACT) ACTING IN ITS INDIVIDUAL OR FIDUCIARY CAPACITY OR (iii) A FIDUCIARY OR AGENT (OTHER THAN A BANK OR SAVINGS AND LOAN ASSOCIATION OR OTHER SUCH INSTITUTION) PURCHASING NOTES FOR ONE OR MORE ACCOUNTS EACH OF WHICH ACCOUNTS IS SUCH AN INSTITUTIONAL ACCREDITED INVESTOR; OR (B) A QUALIFIED INSTITUTIONAL BUYER  WITHIN THE MEANING OF RULE 144A ("QIB") UNDER THE ACT THAT IS ACQUIRING NOTES FOR ITS OWN ACCOUNT OR FOR ONE OR MORE ACCOUNTS, EACH OF WHICH ACCOUNTS IS A QIB; AND THE PURCHASER ACKNOWLEDGES THAT IT IS AWARE THAT THE SELLER MAY RELY UPON THE EXEMPTION FROM THE REGISTRATION PROVISIONS OF SECTION 5 OF THE ACT PROVIDED BY RULE 144A.  BY ITS ACCEPTANCE OF A NOTE, THE PURCHASER THEREOF SHALL ALSO BE DEEMED TO AGREE THAT ANY RESALE OR OTHER TRANSFER THEREOF WILL BE MADE ONLY (A) IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE ACT, EITHER (1) TO THE ISSUER OR TO A DEALER DESIGNATED BY THE ISSUER AS A DEALER OF THE NOTES (EACH, A "DEALER"), NONE OF WHICH SHALL HAVE ANY OBLIGATION TO ACQUIRE SUCH NOTE, (2) THROUGH A DEALER TO AN INSTITUTIONAL ACCREDITED INVESTOR OR A QIB, OR (3) TO A QIB IN A TRANSACTION THAT MEETS THE REQUIREMENTS OF RULE 144A AND (B) IN MINIMUM AMOUNTS OF $250,000.

Exh. A-1

Exhibit B
Further Provisions Relating to Indemnification
(a)
The Issuer agrees to reimburse each Indemnitee for all reasonable out-of-pocket expenses (including reasonable fees and disbursements of external counsel) as they are incurred by it in connection with investigating or defending any loss, claim, damage, liability or action in respect of which indemnification may be sought under Section 5 of the Agreement (whether or not it is a party to any such proceedings).

(b)
Promptly after receipt by an Indemnitee of notice of the existence of a Claim, such Indemnitee will, if a claim in respect thereof is to be made against the Issuer, notify the Issuer in writing of the existence thereof; provided that (i) the omission to so notify the Issuer will not relieve the Issuer from any liability which it may have hereunder unless and except to the extent it did not otherwise learn of such Claim and such failure results in the forfeiture by the Issuer of substantial rights and defenses, and (ii) the omission to so notify the Issuer will not relieve it from liability which it may have to an Indemnitee otherwise than on account of this indemnity agreement.  In case any such Claim is made against any Indemnitee and it notifies the Issuer of the existence thereof, the Issuer will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the Indemnitee, to assume the defense thereof, with counsel selected by the Issuer (which counsel shall be reasonably satisfactory to such Indemnitee); provided that if the defendants in any such Claim include both the Indemnitee and the Issuer, and the Indemnitee shall have concluded that there may be legal defenses available to it which are different from or additional to those available to the Issuer, the Issuer shall not have the right to direct the defense of such Claim on behalf of such Indemnitee, and the Indemnitee shall have the right to select separate counsel to assert such legal defenses on behalf of such Indemnitee.  Upon receipt of notice from the Issuer to such Indemnitee of the Issuer's election to so assume the defense of such Claim and approval by the Indemnitee of counsel, the Issuer will not be liable to such Indemnitee for expenses incurred thereafter by the Indemnitee in connection with the defense thereof (other than reasonable costs of investigation) unless (i) the Indemnitee shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the Issuer shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel in the jurisdiction in which any Claim is brought), approved by the Dealer, representing the Indemnitee who is party to such Claim), (ii) the Issuer shall not have employed counsel reasonably satisfactory to the Indemnitee to represent the Indemnitee within a reasonable time after notice of existence of the Claim or (iii) the Issuer has authorized in writing the employment of counsel for the Indemnitee.  The indemnity, reimbursement and contribution obligations of the Issuer hereunder shall be in addition to any other liability the Issuer may otherwise have to an Indemnitee and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Issuer and any Indemnitee.  The Issuer agrees that without the Dealer's prior written consent, it will not settle, compromise or consent to the entry of any judgment in any Claim in respect of which indemnification may be sought under the indemnification provision of the Agreement (whether or not the Dealer or any other Indemnitee is an actual or potential party to such Claim), unless such settlement, compromise or consent (i) includes an unconditional release of each Indemnitee from all liability arising out of such Claim and (ii) does not include a statement as to or an admission of fault, culpability or failure to act, by or on behalf of any Indemnitee. The Issuer shall not be liable hereunder to any Indemnitee regarding any settlement, compromise or entry of judgment with respect to any Claim unless such settlement, compromise or entry of judgment is consented to by the Issuer, which consent shall not be unreasonably withheld, conditioned or delayed.

Exh. B-1

Exhibit C
Statement of Terms for Interest – Bearing Commercial Paper Notes of Royal Caribbean Cruises LTD.
THE PROVISIONS SET FORTH BELOW ARE QUALIFIED TO THE EXTENT APPLICABLE BY THE TRANSACTION SPECIFIC PRIVATE PLACEMENT MEMORANDUM SUPPLEMENT (THE "SUPPLEMENT") (IF ANY) SENT TO EACH PURCHASER AT THE TIME OF THE TRANSACTION.
1.  General.  (a)  The obligations of the Issuer to which these terms apply (each a "Note") are represented by one or more Master Notes (each, a "Master Note") issued in the name of (or of a nominee for) The Depository Trust Company ("DTC"), which Master Note includes the terms and provisions for the Issuer's Interest-Bearing Commercial Paper Notes that are set forth in this Statement of Terms, since this Statement of Terms constitutes an integral part of the Underlying Records as defined and referred to in the Master Note.
(b)  "Business Day" means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, executive order or regulation to be closed in New York City and, with respect to LIBOR Notes (as defined below) is also a London Business Day.  "London Business Day" means, a day, other than a Saturday or Sunday, on which dealings in deposits in U.S. dollars are transacted in the London interbank market.
2.  Interest.  (a)  Each Note will bear interest at a fixed rate (a "Fixed Rate Note") or at a floating rate (a "Floating Rate Note").
(b)  The Supplement sent to each holder of such Note will describe the following terms: (i) whether such Note is a Fixed Rate Note or a Floating Rate Note and whether such Note is an Original Issue Discount Note (as defined below); (ii) the date on which such Note will be issued (the "Issue Date"); (iii) the Stated Maturity Date (as defined below); (iv) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any, and the Interest Payment Dates; (v) if such Note is a Floating Rate Note, the Base Rate, the Index Maturity, the Interest Reset Dates, the Interest Payment Dates and the Spread and/or Spread Multiplier, if any (all as defined below), and any other terms relating to the particular method of calculating the interest rate for such Note; and (vi) any other terms applicable specifically to such Note.  "Original Issue Discount Note" means a Note which has a stated redemption price at the Stated Maturity Date that exceeds its Issue Price by more than a specified de minimis amount and which the Supplement indicates will be an "Original Issue Discount Note".
(c)  Each Fixed Rate Note will bear interest from its Issue Date at the rate per annum specified in the Supplement until the principal amount thereof is paid or made available for payment.  Interest on each Fixed Rate Note will be payable on the dates specified in the Supplement (each an "Interest Payment Date" for a Fixed Rate Note) and on the Maturity Date (as defined below).  Interest on Fixed Rate Notes will be computed on the basis of a 360-day year and actual days elapsed.
If any Interest Payment Date or the Maturity Date of a Fixed Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be payable on the next succeeding Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.
(d)  The interest rate on each Floating Rate Note for each Interest Reset Period (as defined below) will be determined by reference to an interest rate basis (a "Base Rate") plus or minus a number of basis points (one basis point equals one-hundredth of a percentage point) (the "Spread"), if any, and/or multiplied by a certain percentage (the "Spread Multiplier"), if any, until the principal thereof is paid or made available for payment.  The Supplement will designate which of the following Base Rates is
Exh. C-1

applicable to the related Floating Rate Note: (a) the CD Rate (a "CD Rate Note"), (b) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (c) the Federal Funds Rate (a "Federal Funds Rate Note"), (d) LIBOR (a "LIBOR Note"), (e) the Prime Rate (a "Prime Rate Note"), (f) the Treasury Rate (a "Treasury Rate Note") or (g) such other Base Rate as may be specified in such Supplement.
The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly or semi-annually (the "Interest Reset Period").  The date or dates on which interest will be reset (each an "Interest Reset Date") will be, unless otherwise specified in the Supplement, in the case of Floating Rate Notes which reset daily, each Business Day, in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, the Tuesday of each week; in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December; and in the case of Floating Rate Notes that reset semiannually, the third Wednesday of the two months specified in the Supplement.  If any Interest Reset Date for any Floating Rate Note is not a Business Day, such Interest Reset Date will be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day. Interest on each Floating Rate Note will be payable monthly, quarterly or semiannually (the "Interest Payment Period") and on the Maturity Date.  Unless otherwise specified in the Supplement, and except as provided below, the date or dates on which interest will be payable (each an "Interest Payment Date" for a Floating Rate Note) will be, in the case of Floating Rate Notes with a monthly Interest Payment Period, on the third Wednesday of each month; in the case of Floating Rate Notes with a quarterly Interest Payment Period, on the third Wednesday of March, June, September and December; and in the case of Floating Rate Notes with a semiannual Interest Payment Period, on the third Wednesday of the two months specified in the Supplement.  In addition, the Maturity Date will also be an Interest Payment Date.
If any Interest Payment Date for any Floating Rate Note (other than an Interest Payment Date occurring on the Maturity Date) would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day.  If the Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such maturity.
Interest payments on each Interest Payment Date for Floating Rate Notes will include accrued interest from and including the Issue Date or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, such Interest Payment Date.  On the Maturity Date, the interest payable on a Floating Rate Note will include interest accrued to, but excluding, the Maturity Date.  Accrued interest will be calculated by multiplying the principal amount of a Floating Rate Note by an accrued interest factor.  This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated.  The interest factor (expressed as a decimal) for each such day will be computed by dividing the interest rate applicable to such day by 360, in the cases where the Base Rate is the CD Rate, Commercial Paper Rate, Federal Funds Rate, LIBOR or Prime Rate, or by the actual number of days in the year, in the case where the Base Rate is the Treasury Rate.  The interest rate in effect on each day will be (i) if such day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date (as defined below) pertaining to such Interest Reset Date, or (ii) if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the next preceding Interest Reset Date, subject in either case to any adjustment by a Spread and/or a Spread Multiplier.
The "Interest Determination Date" where the Base Rate is the CD Rate or the Commercial Paper Rate will be the second Business Day next preceding an Interest Reset Date.  The Interest Determination
Exh. C-2

Date where the Base Rate is the Federal Funds Rate or the Prime Rate will be the Business Day next preceding an Interest Reset Date.  The Interest Determination Date where the Base Rate is LIBOR will be the second London Business Day next preceding an Interest Reset Date.  The Interest Determination Date where the Base Rate is the Treasury Rate will be the day of the week in which such Interest Reset Date falls when Treasury Bills are normally auctioned.  Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is held on the following Tuesday or the preceding Friday.  If an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week.
The "Index Maturity" is the period to maturity of the instrument or obligation from which the applicable Base Rate is calculated.
The "Calculation Date," where applicable, shall be the earlier of (i) the tenth calendar day following the applicable Interest Determination Date or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity Date.
All times referred to herein reflect New York City time, unless otherwise specified.
The Issuer shall specify in writing to the Issuing and Paying Agent which party will be the calculation agent (the "Calculation Agent") with respect to the Floating Rate Notes.  The Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate which will become effective on the next Interest Reset Date with respect to such Floating Rate Note to the Issuing and Paying Agent as soon as the interest rate with respect to such Floating Rate Note has been determined and as soon as practicable after any change in such interest rate.
All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five-one millionths of a percentage point rounded upwards.  For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655).  All dollar amounts used in or resulting from any calculation on Floating Rate Notes will be rounded, in the case of U.S. dollars, to the nearest cent or, in the case of a foreign currency, to the nearest unit (with one-half cent or unit being rounded upwards).
CD Rate Notes
"CD Rate" means the rate on any Interest Determination Date for negotiable U.S. dollar certificates of deposit having the Index Maturity as published in the source specified in the Supplement.
If the above rate is not published by 3:00 p.m., New York City time, on the Calculation Date, the CD Rate will be the rate on such Interest Determination Date published under the caption specified in the Supplement in another recognized electronic source used for the purpose of displaying the applicable rate.
If such rate is not published in either the source specified on the Supplement or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, the Calculation Agent will determine the CD Rate to be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such Interest Determination Date of three leading nonbank dealers1 in negotiable U.S. dollar certificates of deposit in New York City selected by the Calculation Agent for negotiable U.S. dollar certificates of deposit of major United States money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity in the denomination of $5,000,000.

[1]	Such nonbank dealers referred to in this Statement of Terms may include affiliates of the Dealer.

Exh. C-3

If fewer than the three dealers selected by the Calculation Agent are quoting as set forth above, the CD Rate will remain the CD Rate then in effect on such Interest Determination Date.
Commercial Paper Rate Notes
"Commercial Paper Rate" means the Money Market Yield (calculated as described below) of the rate on any Interest Determination Date for commercial paper having the Index Maturity, as published by the Board of Governors of the Federal Reserve System ("FRB") in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the FRB ("H.15(519)") under the heading "Commercial Paper-[Financial][Nonfinancial]".
If the above rate is not published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on such Interest Determination Date for commercial paper of the Index Maturity published in the daily update of H.15(519), available through the world wide website of the FRB at http://www.federalreserve.gov/releases/h15/Update, or any successor site or publication or other recognized electronic source used for the purpose of displaying the applicable rate ("H.15 Daily Update") under the heading "Commercial Paper-[Financial][Nonfinancial]".
If by 3:00 p.m. on such Calculation Date such rate is not published in either H.15(519) or H.15 Daily Update, then the Calculation Agent will determine the Commercial Paper Rate to be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 a.m. on such Interest Determination Date of three leading dealers of U.S. dollar commercial paper in New York City selected by the Calculation Agent for commercial paper of the Index Maturity placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating organization.
If the dealers selected by the Calculation Agent are not quoting as mentioned above, the Commercial Paper Rate with respect to such Interest Determination Date will remain the Commercial Paper Rate then in effect on such Interest Determination Date.
"Money Market Yield" will be a yield calculated in accordance with the following formula:
D x 360
Money Market Yield =		x 100

360 – (D x M)
where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal and "M" refers to the actual number of days in the interest period for which interest is being calculated.
Federal Funds Rate Notes
"Federal Funds Rate" means the rate on any Interest Determination Date for federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" and displayed on Reuters Page (as defined below) FEDFUNDS1 (or any other page as may replace the specified page on that service) ("Reuters Page FEDFUNDS1") under the heading EFFECT.
If the above rate does not appear on Reuters Page FEDFUNDS1 or is not so published by 3:00 p.m. on the Calculation Date, the Federal Funds Rate will be the rate on such Interest Determination Date as published in H.15 Daily Update under the heading "Federal Funds/(Effective)".
If such rate is not published as described above by 3:00 p.m. on the Calculation Date, the Calculation Agent will determine the Federal Funds Rate to be the arithmetic mean of the rates for the last
Exh. C-4

transaction in overnight U.S. dollar federal funds arranged by each of three leading brokers of Federal Funds transactions in New York City selected by the Calculation Agent prior to 9:00 a.m. on such Interest Determination Date.
If the brokers selected by the Calculation Agent are not quoting as mentioned above, the Federal Funds Rate will remain the Federal Funds Rate then in effect on such Interest Determination Date.
"Reuters Page" means the display on Thomson Reuters Eikon, or any successor service, on the page or pages specified in this Statement of Terms or the Supplement, or any replacement page on that service.
LIBOR Notes
The London Interbank offered rate ("LIBOR") means, with respect to any Interest Determination Date, the rate for deposits in U.S. dollars having the Index Maturity that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on such Interest Determination Date.
If no rate appears, LIBOR will be determined on the basis of the rates at approximately 11:00 a.m., London time, on such Interest Determination Date at which deposits in U.S. dollars are offered to prime banks in the London interbank market by four major banks in such market selected by the Calculation Agent for a term equal to the Index Maturity and in principal amount equal to an amount that in the Calculation Agent's judgment is representative for a single transaction in U.S. dollars in such market at such time (a "Representative Amount").  The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate.  If at least two such quotations are provided, LIBOR will be the arithmetic mean of such quotations.  If fewer than two quotations are provided, LIBOR for such interest period will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in New York City, on such Interest Determination Date by three major banks in New York City, selected by the Calculation Agent, for loans in U.S. dollars to leading European banks, for a term equal to the Index Maturity and in a Representative Amount; provided, however, that if fewer than three banks so selected by the Calculation Agent are providing such quotations, the then existing LIBOR rate will remain in effect for such Interest Payment Period.
"Designated LIBOR Page" means the display on Thomson Reuters Eikon (or any successor service) on the "LIBOR01" page (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks.
Prime Rate Notes
"Prime Rate" means the rate on any Interest Determination Date as published in H.15(519) under the heading "Bank Prime Loan".
If the above rate is not published in H.15(519) prior to 3:00 p.m. on the Calculation Date, then the Prime Rate will be the rate on such Interest Determination Date as published in H.15 Daily Update opposite the caption "Bank Prime Loan".
If the rate is not published prior to 3:00 p.m. on the Calculation Date in either H.15(519) or H.15 Daily Update, then the Calculation Agent will determine the Prime Rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME1 Page (as defined below) as such bank's prime rate or base lending rate as of 11:00 a.m., on that Interest Determination Date.
If fewer than four such rates referred to above are so published by 3:00 p.m. on the Calculation Date, the Calculation Agent will determine the Prime Rate to be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by 360 as of
Exh. C-5

the close of business on such Interest Determination Date by three major banks in New York City selected by the Calculation Agent.
If the banks selected are not quoting as mentioned above, the Prime Rate will remain the Prime Rate in effect on such Interest Determination Date.
"Reuters Screen US PRIME1 Page" means the display designated as page "US PRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the US PRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).
Treasury Rate Notes
"Treasury Rate" means:
(1) the rate from the auction held on the Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the Supplement under the caption "INVEST RATE" on the display on the Reuters Page designated as USAUCTION10 (or any other page as may replace that page on that service) or the Reuters Page designated as USAUCTION11 (or any other page as may replace that page on that service), or
(2) if the rate referred to in clause (1) is not so published by 3:00 p.m. on the related Calculation Date, the Bond Equivalent Yield (as defined below) of the rate for the applicable Treasury Bills as published in H.15 Daily Update, under the caption "U.S. Government Securities/Treasury Bills/Auction High", or
(3) if the rate referred to in clause (2) is not so published by 3:00 p.m. on the related Calculation Date, the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills as announced by the United States Department of the Treasury, or
(4) if the rate referred to in clause (3) is not so announced by the United States Department of the Treasury, or if the  Auction is not held, the Bond Equivalent Yield of the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market", or
(5) if the rate referred to in clause (4) is not so published by 3:00 p.m. on the related Calculation Date, the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market", or
(6) if the rate referred to in clause (5) is not so published by 3:00 p.m. on the related Calculation Date, the rate on the particular Interest Determination Date calculated by the Calculation Agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m. on that Interest Determination Date, of three primary United States government securities dealers selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the Supplement, or
(7) if the dealers so selected by the Calculation Agent are not quoting as mentioned in clause (6), the Treasury Rate in effect on the particular Interest Determination Date.
"Bond Equivalent Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:
Exh. C-6

D x N
Bond Equivalent Yield =		x 100

360 - (D x M)
where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the applicable Interest Reset Period.
3.  Final Maturity.  The Stated Maturity Date for any Note will be the date so specified in the Supplement, which shall be no later than 397 days from the date of issuance.  On its Stated Maturity Date, or any date prior to the Stated Maturity Date on which the particular Note becomes due and payable by the declaration of acceleration, each such date being referred to as a Maturity Date, the principal amount of such Note, together with accrued and unpaid interest thereon, will be immediately due and payable.
4.  Events of Default.  The occurrence of any of the following shall constitute an "Event of Default" with respect to a Note:
(i) default in any payment of principal of or interest on such Note (including on a redemption thereof);
(ii) the Issuer makes any compromise arrangement with its creditors generally including the entering into any form of moratorium with its creditors generally;
(iii) a court having jurisdiction shall enter a decree or order for relief in respect of the Issuer in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or there shall be appointed a receiver, administrator, liquidator, custodian, trustee or sequestrator (or similar officer) with respect to the whole or substantially the whole of the assets of the Issuer and any such decree, order or appointment is not removed, discharged or withdrawn within 60 days thereafter; or
(iv) the Issuer shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, administrator, liquidator, assignee, custodian, trustee or sequestrator (or similar official), with respect to the whole or substantially the whole of the assets of the Issuer or make any general assignment for the benefit of creditors.
Upon the occurrence of an Event of Default, the principal of such Note (together with interest accrued and unpaid thereon) shall become, without any notice or demand, immediately due and payable.2
5.  Obligation Absolute.  No provision of the Issuing and Paying Agency Agreement under which the Notes are issued shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on each Note at the times, place and rate, and in the coin or currency, herein prescribed.
6.  Supplement.  Any term contained in the Supplement shall supersede any conflicting term contained herein.

[2]
Unlike single payment notes, where a default arises only at the stated maturity, interest-bearing notes with multiple payment dates should contain a default provision permitting acceleration of the maturity if the Issuer defaults on an interest payment.

Exh. C-7

Exhibit D
Notification Letter for an Increase in the Maximum Amount

[_____________], 20[__]
To:	[______________________], as Dealer
cc.	[______________________], as Issuing and Paying Agent
Re:        Commercial Paper Program of Royal Caribbean Cruises Ltd.
Ladies and Gentlemen,
We refer to a dealer agreement, dated June [__], 2018 (as amended, supplemented and otherwise modified from time to time, the "Dealer Agreement") between Royal Caribbean Cruises Ltd., as Issuer, and you, as Dealer, relating to a Commercial Paper Program with a Maximum Amount of $[_________] as of the date hereof.
Capitalized terms used in this letter shall have meanings ascribed to such terms in the Dealer Agreement.
In accordance with Section 1.8 of the Dealer Agreement, we hereby notify you that the Maximum Amount is to be increased from [_________] to [_________], to be effective on [_____________], 20[__], subject to the delivery to you and the Issuing and Paying Agent of the following documents:
(i)
a certificate from a duly authorized officer of the Issuer confirming that no changes have been made to the organizational documents of the Issuer since the date of the Dealer Agreement which would have a material adverse effect on the Program or, if there has been such a change, a certified copy of the organizational documents currently in force;

(ii)	certified copies of all documents evidencing the internal authorization and approval required to be granted by the Issuer for such an increase in the Maximum Amount;
(iii)
a list of names, titles and specimen signatures of the persons authorized to sign on behalf of the Issuer all notices and other documents to be delivered in connection with such an increase in the Maximum Amount;

(iv)	an updated or supplemental Private Placement Memorandum reflecting the increase in the Maximum Amount;
(v)
legal opinions of counsel to the Issuer, addressed to the Dealer, in form and substance satisfactory to the Dealer as to (A) the due authorization, delivery, validity and enforceability of Notes issued pursuant to the Issuing and Paying Agency Agreement, and (B) such other matters as the Dealer may reasonably request, in each case after giving effect to the increase in the Maximum Amount;

(vi)	evidence from each nationally recognized statistical rating organization providing a rating of the Notes either (A) that such rating has been confirmed after giving effect
Exh. D-1

to the increase of the Maximum Amount or (B) setting forth any change in the rating of the Notes after giving effect to the increase in the Maximum Amount; and
(vii)	such other certificates, opinions, letters and documents as the Dealer shall have reasonably requested.

[Signature Page Follows]
Exh. D-2

IN WITNESS WHEREOF, the Issuer has caused this letter to be executed as of the date and year first above written.
ROYAL CARIBBEAN CRUISES LTD.

________________________________
Name:
Title:

Exh. D-3